Exhibit 99.1

SiriusXM Reports Third Quarter 2019 Results

•	Third Quarter Revenue Increases to $2.0 Billion; Pro Forma Growth of 7%

•	Net Income of $246 Million; Diluted EPS of $0.05

•	Adjusted EBITDA Hits Record $657 Million, up 12%

•	Common Stock Repurchases of $464 Million in the Third Quarter

•	SiriusXM Increases 2019 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – October 31, 2019 – SiriusXM today announced third quarter 2019 operating and financial results. Total revenue of $2.0 billion increased 37% compared to the prior year period, boosted by the acquisition of Pandora Media on February 1, 2019. On a pro forma basis, revenue climbed 7% from $1.9 billion in the third quarter of 2018. The Company's net income totaled $246 million in the third quarter, compared to $343 million in the prior year period. Net income per diluted common share was $0.05 and $0.07 in the third quarter and the prior year period, respectively.

The decline in net income was primarily driven by refinancing expenses associated with SiriusXM's July redemption of its 6.00% senior notes due 2024, in addition to non-recurring tax benefits in the prior year period. The Company's effective tax rate for the third quarter 2019 was 22.2%, compared to 3.3% in the prior year period.

Adjusted EBITDA grew 12% to $657 million in the third quarter and resulted in an adjusted EBITDA margin of 32.6%, growing approximately 160 basis points from 31.0% in the third quarter 2018. The adjusted EBITDA margin in the quarter was driven primarily by revenue growth across the business and cost efficiencies in subscriber acquisition costs and revenue share and royalties.

“SiriusXM's robust third quarter saw strong results across the board. Total net additions benefited from continuing strength in the auto sector, and our adjusted EBITDA hit an all-time quarterly record of $657 million. Things have never been more exciting at the company as we continue to invest in our brands, content, products and expanded OEM distribution. With two months left in the year, we are raising 2019 guidance for revenue, adjusted EBITDA and free cash flow and we are confident in our expectations for self-pay subscriber growth," said Jim Meyer, Chief Executive Officer, SiriusXM.

“We officially opened our new Hollywood studio complex with a special series of shows by Howard Stern. Howard is at the top of his game and was welcomed to LA by an array of stars and special live performances by Adam Levine and Green Day, all from our state-of-the-art street level performance space we call The Garage. Howard's broadcast followed a month of special shows, interviews, and performances in LA exclusively for us by Carrie Underwood, Julia Roberts, Dave Matthews and breakout artist Billie Eilish, to name a few. Re-establishing ourselves in the Entertainment Capital of the world, and being closer to compelling talent and brands, bolsters the value of our programming for our subscribers,” added Meyer.

Pro forma figures assume the Pandora acquisition closed on January 1, 2018.

THIRD QUARTER 2019 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019. The pro forma financial and operating highlights of these two segments are presented separately below and exclude the impact of share-based payment expense.

SIRIUSXM

•
Self-Pay Subscribers Top 29.6 Million. SiriusXM added 302,000 net new self-pay subscribers in the third quarter to end with more than 29.6 million self-pay subscribers. Total net subscriber additions in the third quarter were 210,000, resulting in more than 34.6 million total SiriusXM subscribers at the end of the period. Paid promotional subscribers decreased due to declines in shipments from automakers offering paid promotional subscriptions. Self-pay monthly churn for the quarter was 1.7%, compared to 1.8% in the third quarter of 2018.

•
SiriusXM Revenue of Nearly $1.6 Billion. Third quarter revenue of $1.6 billion grew 7% compared to the prior year period. This growth was driven by a 3% increase in total SiriusXM subscribers and 3% growth in SiriusXM's average revenue per user (ARPU) to $13.90.

•
Gross Profit Grows 7%. Total cost of services at SiriusXM increased 6% to $596 million in the third quarter, driven primarily by higher revenue share and royalties and programming and content expenses. Gross profit at SiriusXM in the quarter totaled $970 million, increasing 7% over the third quarter of 2018, and produced a gross margin of 62%, flat compared to the prior year period.

•
Marvel to Create Original Podcasts for SiriusXM and Pandora. SiriusXM and Marvel recently announced a multi-year agreement under which Marvel will create a substantial number of exclusive podcasts for SiriusXM and Pandora. In Marvel’s most sweeping podcast deal ever, the venture will include both scripted and unscripted series, themed live events, and much more, premiering in 2020. SiriusXM and Pandora will also debut many of Marvel’s most popular podcasts before they can be heard anywhere else.

PANDORA

•
Advertising Revenue Hits All-Time High. Ad revenue at Pandora reached a record $315 million, growing 8% over the third quarter of 2018. Ad revenue was driven by strong third quarter monetization of $85 per thousand hours, growing 10% over the third quarter 2018. Strength in traditional audio advertising, boosted by video programmatic and engagement-based video, as well as the expansion of off-platform efforts and fees generated on the AdsWizz platform drove revenue growth. Total revenue for Pandora grew 7% to $447 million in the quarter, aided in part by a 5% increase in subscriber revenue to $132 million.

•
Total Ad Supported Listener Hours of 3.32 Billion. Monthly Active Users (MAUs) at Pandora were 63.1 million at the end of the third quarter, down from 68.8 million in the prior year period. Total ad supported listener hours were 3.32 billion in the period, down from 3.59 billion in the third quarter of 2018.

•
Self-Pay Net Adds of 33,000. Pandora added 33,000 net new self-pay subscribers in the third quarter to end with nearly 6.3 million self-pay subscribers. In the third quarter, a one-year paid promotional subscription trial with T-Mobile ended, resulting in approximately 700,000 paid promotional trials being retired. This brought total Pandora subscribers to over 6.3 million at the end of the period, which included a paid promotional subscriber base of 45,000.

•
Gross Profit Grows 19%. Total cost of services at Pandora in the third quarter 2019 of $278 million increased 1% compared with the third quarter 2018. This resulted in gross profit at Pandora of $169 million, up 19% over the third quarter 2018, and produced a gross margin in the quarter of 38%, growing approximately 400 basis points from 34% in the prior year period. This expansion was driven primarily by lower revenue share and royalties and customer service and billing expenses as a percentage of revenue.

“SiriusXM's strong year for capital returns continued in the third quarter, with $464 million of common stock repurchased in the quarter. Total capital returned to stockholders, including dividends, is over $2.1 billion year-to-date through the third quarter — our largest first nine months for capital returns ever. At quarter-end, our debt to adjusted EBITDA ratio was 3.25 times and we had nearly $1.7 billion available on our revolving credit facility. This gives us ample liquidity to continue investing in our business while returning capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

2019 GUIDANCE

The Company is increasing its guidance for pro forma revenue, adjusted EBITDA and free cash flow and reiterating existing full-year 2019 guidance for SiriusXM self-pay net subscriber additions. The company's increased full-year guidance for the combined company, including Pandora, is as follows:

•	SiriusXM self-pay net subscriber additions approaching 1 million,

•	Pro forma revenue of approximately $7.85 billion,

•	Adjusted EBITDA approaching $2.4 billion, and

•	Free cash flow of approximately $1.625 billion.

STOCKHOLDER NOTICE

We recently reached an agreement to settle a stockholder derivative lawsuit. As part of the settlement approval process, the court has directed us to provide the following link to the settlement notice and related information on the Investor Relations section of our website: http://investor.siriusxm.com/investor-overview/#notice. Stockholders have the right to object to the settlement, and the deadline to do so is January 2, 2020.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

THIRD QUARTER 2019 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2019	2018	2019	2018
Revenue:
Subscriber revenue	$1,556	$1,340	$4,551	$3,903
Advertising revenue	366	46	933	135
Equipment revenue	45	41	127	113
Other revenue	44	40	121	124
Total revenue	2,011	1,467	5,732	4,275
Operating expenses:
Cost of services:
Revenue share and royalties	592	343	1,684	1,057
Programming and content	116	96	338	303
Customer service and billing	119	95	352	284
Transmission	46	24	117	70
Cost of equipment	8	7	20	22
Subscriber acquisition costs	101	109	313	352
Sales and marketing	233	117	648	344
Engineering, design and development	78	31	206	89
General and administrative	124	86	379	264
Depreciation and amortization	118	76	344	222
Acquisition and other related costs	—	—	83	—
Total operating expenses	1,535	984	4,484	3,007
Income from operations	476	483	1,248	1,268
Other (expense) income:
Interest expense	(104)	(86)	(291)	(263)
Loss on extinguishment of debt	(56)	—	(57)	—
Other (expense) income	—	(42)	(2)	82
Total other (expense) income	(160)	(128)	(350)	(181)
Income before income taxes	316	355	898	1,087
Income tax expense	(70)	(12)	(227)	(162)
Net income	$246	$343	$671	$925
Foreign currency translation adjustment, net of tax	(5)	8	9	(10)
Total comprehensive income	$241	$351	$680	$915
Net income per common share:
Basic	$0.06	$0.08	$0.15	$0.21
Diluted	$0.05	$0.07	$0.15	$0.20
Weighted average common shares outstanding:
Basic	4,450	4,474	4,529	4,482
Diluted	4,564	4,574	4,641	4,586
Dividends declared per common share	$0.0121	$0.0110	$0.0363	$0.0330

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$79	$54
Receivables, net	632	233
Inventory, net	14	22
Related party current assets	11	11
Prepaid expenses and other current assets	200	158
Total current assets	936	478
Property and equipment, net	1,609	1,513
Intangible assets, net	3,505	2,501
Goodwill	3,856	2,290
Related party long-term assets	451	960
Deferred tax assets	168	293
Operating lease right-of-use assets	428	—
Other long-term assets	135	138
Total assets	$11,088	$8,173
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,156	$736
Accrued interest	104	128
Current portion of deferred revenue	1,938	1,932
Current maturities of debt	2	3
Operating lease current liabilities	47	—
Related party current liabilities	4	4
Total current liabilities	3,251	2,803
Long-term deferred revenue	134	149
Long-term debt	7,904	6,885
Related party long-term liabilities	1	4
Deferred tax liabilities	48	47
Operating lease liabilities	407	—
Other long-term liabilities	91	102
Total liabilities	11,836	9,990
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,434 and 4,346 shares issued; 4,433 and 4,346 outstanding at September 30, 2019 and December 31, 2018, respectively	4	4
Accumulated other comprehensive income (loss), net of tax	3	(6)
Additional paid-in capital	638	242
Treasury stock, at cost; 1 and 0 shares of common stock at September 30, 2019 and December 31, 2018, respectively	(7)	—
Accumulated deficit	(1,386)	(2,057)
Total stockholders’ equity (deficit)	(748)	(1,817)
Total liabilities and stockholders’ equity (deficit)	$11,088	$8,173

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in millions)	2019	2018
Cash flows from operating activities:
Net income	$671	$925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	344	222
Non-cash interest expense, net of amortization of premium	12	7
Provision for doubtful accounts	40	38
Amortization of deferred income related to equity method investment	(2)	(2)
Loss on extinguishment of debt	57	—
Loss on unconsolidated entity investments, net	16	2
Gain on fair value instrument	—	(74)
Dividend received from unconsolidated entity investment	1	2
Share-based payment expense	192	100
Deferred income taxes	210	173
Changes in operating assets and liabilities:
Receivables	(85)	(42)
Inventory	8	1
Related party, net	—	2
Prepaid expenses and other current assets	(9)	(35)
Other long-term assets	5	6
Operating lease right-of-use assets	16	—
Accounts payable and accrued expenses	79	8
Accrued interest	(24)	(53)
Deferred revenue	(46)	65
Operating lease liabilities	(4)	—
Other long-term liabilities	4	1
Net cash provided by operating activities	1,485	1,346
Cash flows from investing activities:
Additions to property and equipment	(239)	(238)
Purchases of other investments	(7)	(7)
Acquisition of business, net of cash acquired	313	(1)
Sale of short-term investments	73	—
Investments in related parties and other equity investees	(14)	(8)
Repayment from related party	—	3
Net cash provided by (used in) investing activities	126	(251)
Cash flows from financing activities:
Proceeds from exercise of stock options	8	—
Taxes paid from net share settlements for stock-based compensation	(104)	(111)
Revolving credit facility, net of deferred financing costs	(374)	(184)
Proceeds from sale of capped call security	3	—
Proceeds from long-term borrowings, net of costs	2,715	—
Principal payments of long-term borrowings	(1,663)	(12)
Payment of premiums on redemption of debt	(45)	—
Common stock repurchased and retired	(1,959)	(662)
Dividends paid	(167)	(148)
Net cash used in financing activities	(1,586)	(1,117)
Net increase (decrease) in cash, cash equivalents and restricted cash	25	(22)
Cash, cash equivalents and restricted cash at beginning of period	65	79
Cash, cash equivalents and restricted cash at end of period(1)	$90	$57

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	September 30, 2019	December 31, 2018	September 30, 2018	December 31, 2017
Cash and cash equivalents	$79	$54	$46	$69
Restricted cash included in Other long-term assets	11	11	11	10
Total cash, cash equivalents and restricted cash at end of period	$90	$65	$57	$79

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three and nine months ended September 30, 2019 compared with the three and nine months ended September 30, 2018. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Please refer to the Footnotes to Results of Operations.

					2019 vs 2018 Change
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
(in millions)	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,424	$1,340	$4,196	$3,903	$84	6%	$293	8%
Advertising revenue	51	46	149	135	5	11%	14	10%
Equipment revenue	45	41	127	113	4	10%	14	12%
Other revenue	46	42	127	130	4	10%	(3)	(2)%
Total Sirius XM revenue	1,566	1,469	4,599	4,281	97	7%	318	7%
Pandora:
Subscriber revenue	132	126	401	345	6	5%	56	16%
Advertising revenue	315	292	852	778	23	8%	74	10%
Total Pandora revenue	447	418	1,253	1,123	29	7%	130	12%
Total consolidated revenue	2,013	1,887	5,852	5,404	126	7%	448	8%
Cost of services
Sirius XM:
Revenue share and royalties	358	343	1,065	1,057	15	4%	8	1%
Programming and content	113	96	328	303	17	18%	25	8%
Customer service and billing	99	95	296	284	4	4%	12	4%
Transmission	29	24	79	70	5	21%	9	13%
Cost of equipment	8	7	20	22	1	14%	(2)	(9)%
Total Sirius XM cost of services	607	565	1,788	1,736	42	7%	52	3%
Pandora:
Revenue share and royalties	238	235	701	694	3	1%	7	1%
Programming and content	3	3	10	7	—	—%	3	43%
Customer service and billing	20	25	64	69	(5)	(20)%	(5)	(7)%
Transmission	17	14	43	38	3	21%	5	13%
Total Pandora cost of services	278	277	818	808	1	—%	10	1%
Total consolidated cost of services	885	842	2,606	2,544	43	5%	62	2%
Subscriber acquisition costs	101	109	313	352	(8)	(7)%	(39)	(11)%
Sales and marketing	233	214	684	638	19	9%	46	7%
Engineering, design and development	78	69	220	195	9	13%	25	13%
General and administrative	124	126	395	388	(2)	(2)%	7	2%
Depreciation and amortization	118	117	359	345	1	1%	14	4%
Total operating expenses	1,539	1,477	4,577	4,462	62	4%	115	3%
Income from operations	474	410	1,275	942	64	16%	333	35%
Other (expense) income:
Interest expense	(104)	(93)	(293)	(284)	(11)	(12)%	(9)	(3)%
Loss on extinguishment of debt	(56)	—	(57)	(17)	(56)	—%	(40)	(235)%
Other (expense) income	—	3	(1)	14	(3)	(100)%	(15)	(107)%
Total other (expense) income	(160)	(90)	(351)	(287)	(70)	(78)%	(64)	(22)%
Income before income taxes	314	320	924	655	(6)	(2)%	269	41%
Income tax expense	(69)	(3)	(234)	(47)	(66)	nm	(187)	(398)%
Net income	$245	$317	$690	$608	$(72)	(23)%	$82	13%

Adjusted EBITDA	$657	$585	$1,841	$1,539	$72	12%	$302	20%

Footnotes to Pro Forma Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three and nine months ended September 30, 2019 and 2018 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts.

	Unaudited for the Three Months Ended September 30, 2019
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,424	$—	$—		$1,424
Advertising revenue	51	—	—		51
Equipment revenue	45	—	—		45
Other revenue	44	—	2	(a)	46
Total Sirius XM revenue	1,564	—	2		1,566
Pandora:
Subscriber revenue	132	—	—		132
Advertising revenue	315	—	—		315
Total Pandora revenue	447	—	—		447
Total consolidated revenue	2,011	—	2		2,013
Cost of services
Sirius XM:
Revenue share and royalties	358	—	—		358
Programming and content	113	—	—		113
Customer service and billing	99	—	—		99
Transmission	29	—	—		29
Cost of equipment	8	—	—		8
Total Sirius XM cost of services	607	—	—		607
Pandora:
Revenue share and royalties	234	—	4	(b)	238
Programming and content	3	—	—		3
Customer service and billing	20	—	—		20
Transmission	17	—	—		17
Total Pandora cost of services	274	—	4		278
Total consolidated cost of services	881	—	4		885
Subscriber acquisition costs	101	—	—		101
Sales and marketing	233	—	—		233
Engineering, design and development	78	—	—		78
General and administrative	124	—	—		124
Depreciation and amortization	118	—	—		118
Acquisition and other related costs	—	—	—		—
Total operating expenses	1,535	—	4		1,539
Income (loss) from operations	476	—	(2)		474
Other (expense) income:
Interest expense	(104)	—	—		(104)
Loss on extinguishment of debt	(56)	—	—		(56)
Other (expense) income	—	—	—		—
Total other (expense) income	(160)	—	—		(160)
Income (loss) before income taxes	316	—	(2)		314
Income tax expense	(70)	—	1	(c)	(69)
Net income	$246	$—	$(1)		$245

(a)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(b)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(c)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2019 to the pro forma adjustments of $(2).

	Unaudited for the Three Months Ended September 30, 2018
(in millions)	As Reported	Predecessor Financial Information (d)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,340	$—	$—		$1,340
Advertising revenue	46	—	—		46
Equipment revenue	41	—	—		41
Other revenue	40	—	2	(e)	42
Total Sirius XM revenue	1,467	—	2		1,469
Pandora:
Subscriber revenue	—	126	—		126
Advertising revenue	—	292	—		292
Total Pandora revenue	—	418	—		418
Total consolidated revenue	1,467	418	2		1,887
Cost of services
Sirius XM:
Revenue share and royalties	343	—	—		343
Programming and content	96	—	—		96
Customer service and billing	95	—	—		95
Transmission	24	—	—		24
Cost of equipment	7	—	—		7
Total Sirius XM cost of services	565	—	—		565
Pandora:
Revenue share and royalties	—	235	—		235
Programming and content	—	3	—		3
Customer service and billing	—	25	—		25
Transmission	—	14	—		14
Total Pandora cost of services	—	277	—		277
Total consolidated cost of services	565	277	—		842
Subscriber acquisition costs	109	—	—		109
Sales and marketing	117	97	—		214
Engineering, design and development	31	38	—		69
General and administrative	86	49	(9)	(f)	126
Depreciation and amortization	76	16	25	(g)	117
Total operating expenses	984	477	16		1,477
Income from operations	483	(59)	(14)		410
Other (expense) income:
Interest expense	(86)	(7)	—		(93)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	(42)	2	43	(h)	3
Total other (expense) income	(128)	(5)	43		(90)
Income before income taxes	355	(64)	29		320
Income tax expense	(12)	—	9	(i)	(3)
Net income	$343	$(64)	$38		$317

(d)	Represents Pandora’s results for the period July 1, 2018 through September 30, 2018.

(e)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(f)	This adjustment eliminates the impact of transaction related costs, recorded by Pandora, to advisers for the planned acquisition by Sirius XM.

(g)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(h)	This adjustment eliminates the unrealized loss for the fair value adjustment of our preferred stock investment in Pandora.

(i)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2018 to the pro forma adjustments of $29 and Pandora's loss before income tax of $(64).

	Unaudited for the Nine Months Ended September 30, 2019
(in millions)	As Reported	Predecessor Financial Information (j)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	4,196	—	—		4,196
Advertising revenue	149	—	—		149
Equipment revenue	127	—	—		127
Other revenue	121	—	6	(k)	127
Total Sirius XM revenue	4,593	—	6		4,599
Pandora:
Subscriber revenue	355	46	—		401
Advertising revenue	784	68	—		852
Total Pandora revenue	1,139	114	—		1,253
Total consolidated revenue	5,732	114	6		5,852
Cost of services
Sirius XM:
Revenue share and royalties	1,065	—	—		1,065
Programming and content	328	—	—		328
Customer service and billing	296	—	—		296
Transmission	79	—	—		79
Cost of equipment	20	—	—		20
Total Sirius XM cost of services	1,788	—	—		1,788
Pandora:
Revenue share and royalties	619	71	11	(l)	701
Programming and content	10	—	—		10
Customer service and billing	56	8	—		64
Transmission	38	5	—		43
Total Pandora cost of services	723	84	11		818
Total consolidated cost of services	2,511	84	11		2,606
Subscriber acquisition costs	313	—	—		313
Sales and marketing	648	36	—		684
Engineering, design and development	206	14	—		220
General and administrative	379	16	—		395
Depreciation and amortization	344	6	9	(m)	359
Acquisition and other related costs	83	1	(84)	(n)	—
Total operating expenses	4,484	157	(64)		4,577
Income (loss) from operations	1,248	(43)	70		1,275
Other (expense) income:
Interest expense	(291)	(2)	—		(293)
Loss on extinguishment of debt	(57)	—	—		(57)
Other (expense) income	(2)	1	—		(1)
Total other (expense) income	(350)	(1)	—		(351)
Income (loss) before income taxes	898	(44)	70		924
Income tax expense	(227)	—	(7)	(o)	(234)
Net income	671	(44)	63		690

(j)	Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.

(k)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(l)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(m)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(n)	This adjustment eliminates the impact of acquisition and other related costs.

(o)
This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2019 to the pro forma adjustments of $70 and Pandora's pre-acquisition loss before income tax of $(44).

	Unaudited for the Nine Months Ended September 30, 2018
(in millions)	As Reported	Predecessor Financial Information (p)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	3,903	—	—		3,903
Advertising revenue	135	—	—		135
Equipment revenue	113	—	—		113
Other revenue	124	—	6	(q)	130
Total Sirius XM revenue	4,275	—	6		4,281
Pandora:
Subscriber revenue	—	345	—		345
Advertising revenue	—	778	—		778
Total Pandora revenue	—	1,123	—		1,123
Total consolidated revenue	4,275	1,123	6		5,404
Cost of services
Sirius XM:
Revenue share and royalties	1,057	—	—		1,057
Programming and content	303	—	—		303
Customer service and billing	284	—	—		284
Transmission	70	—	—		70
Cost of equipment	22	—	—		22
Total Sirius XM cost of services	1,736	—	—		1,736
Pandora:
Revenue share and royalties	—	694	—		694
Programming and content	—	7	—		7
Customer service and billing	—	69	—		69
Transmission	—	38	—		38
Total Pandora cost of services	—	808	—		808
Total consolidated cost of services	1,736	808	—		2,544
Subscriber acquisition costs	352	—	—		352
Sales and marketing	344	294	—		638
Engineering, design and development	89	106	—		195
General and administrative	264	133	(9)	(r)	388
Depreciation and amortization	222	44	79	(s)	345
Total operating expenses	3,007	1,385	70		4,462
Income (loss) from operations	1,268	(262)	(64)		942
Other (expense) income:
Interest expense	(263)	(21)	—		(284)
Loss on extinguishment of debt	—	(17)	—		(17)
Other (expense) income	82	6	(74)	(t)	14
Total other (expense) income	(181)	(32)	(74)		(287)
Income (loss) before income taxes	1,087	(294)	(138)		655
Income tax expense	(162)	7	108	(u)	(47)
Net income	925	(287)	(30)		608

(p)	Represents Pandora’s results for the period January 1, 2018 through September 30, 2018.

(q)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(r)	This adjustment eliminates the impact of transaction related costs, recorded Pandora, to advisers for the planned acquisition by Sirius XM.

(s)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(t)	This adjustment eliminates the unrealized gain for the fair value adjustment of our preferred stock investment in Pandora.

(u)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2018 to the pro forma adjustments of $(138) and Pandora's loss before income tax of $(294).

					2019 vs 2018 Change
(in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
Sirius XM:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,424	$1,340	4,196	3,903	$84	6%	$293	8%
Advertising revenue	51	46	149	135	5	11%	14	10%
Equipment revenue	45	41	127	113	4	10%	14	12%
Other revenue	46	42	127	130	4	10%	(3)	(2)%
Total Sirius XM revenue	1,566	1,469	4,599	4,281	97	7%	318	7%
Cost of services
Revenue share and royalties (a)	358	343	1,065	988	15	4%	77	8%
Programming and content (b)	105	94	306	282	11	12%	24	9%
Customer service and billing (b)	98	93	293	281	5	5%	12	4%
Transmission (b)	27	23	75	67	4	17%	8	12%
Cost of equipment	8	7	20	22	1	14%	(2)	(9)%
Total Sirius XM cost of services	596	560	1,759	1,640	36	6%	119	7%
Gross Profit	$970	$909	$2,840	$2,641	$61	7%	$199	8%
Gross Margin %	62%	62%	62%	62%	—%	—%	—%	—%

(a)
For the nine months ended September 30, 2018 revenue share and royalties excludes $69 related to the legal settlement that resolved all outstanding claims, including ongoing audits, under Sirius XM's statutory license for sound recordings for the period January 1, 2007 through December 31, 2017.

(b)
For the three months ended September 30, 2019, we have excluded share-based compensation expense of $8 related to programming and content, $1 related to customer service and billing and $2 related to transmission. For the three months ended September 30, 2018, we have excluded share-based compensation expense of $2 related to programming and content, $2 related to customer service and billing and $1 related to transmission. For the nine months ended September 30, 2019, we have excluded share-based compensation expense of $22 related to programming and content, $3 related to customer service and billing and $4 related to transmission. For the nine months ended September 30, 2018, we have excluded share-based compensation expense of $21 related to programming and content, $3 related to customer service and billing and $3 related to transmission.

					2019 vs 2018 Change
(in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
Pandora:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$132	126	401	345	$6	5%	$56	16%
Advertising revenue	315	292	852	778	23	8%	$74	10%
Total Pandora revenue	447	418	1,253	1,123	29	7%	130	12%
Cost of services
Revenue share and royalties	238	235	701	694	3	1%	7	1%
Programming and content	3	3	10	7	—	—%	3	43%
Customer service and billing	20	25	64	69	(5)	(20)%	(5)	(7)%
Transmission (c)	17	13	41	36	4	31%	5	14%
Total Pandora cost of services	278	276	816	806	2	1%	10	1%
Gross Profit	$169	$142	$437	$317	$27	19%	$120	38%
Gross Margin %	38%	34%	35%	28%	4%	12%	7%	25%

(c)
For the three months ended September 30, 2018, we have excluded share-based compensation expense of $1 related to transmission. For the nine months ended September 30, 2019, we have excluded share-based compensation expense of $2 related to transmission. For the nine months ended September 30, 2018, we have excluded share-based compensation expense of $2 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2019 compared to September 30, 2018:

	As of September 30,		2019 vs 2018 Change
(subscribers in thousands)	2019	2018 (1)	Amount	%
Sirius XM
Self-pay subscribers	29,637	28,501	1,136	4%
Paid promotional subscribers	4,917	5,192	(275)	(5)%
Ending subscribers	34,554	33,693	861	3%
Traffic users	9,378	8,359	1,019	12%
Sirius XM Canada subscribers	2,706	2,667	39	1%

Pandora
Monthly active users - all services	63,100	68,785	(5,685)	(8)%
Self-pay subscribers	6,257	5,996	261	4%
Paid promotional subscribers	45	759	(714)	(94)%
Ending subscribers	6,302	6,755	(453)	(7)%

(1)	Includes Pandora's results as of September 30, 2018.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2019 and 2018:

					For the 2019 vs 2018 Change
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
(subscribers in thousands)	2019	2018 (2)	2019 (1)	2018 (3)	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	302	298	723	988	4	1%	(265)	(27)%
Paid promotional subscribers	(92)	(100)	(207)	(31)	8	(8)%	(176)	568%
Net additions	210	198	516	957	12	6%	(441)	(46)%
Weighted average number of subscribers	34,397	33,545	34,181	33,192	852	3%	989	3%
Average self-pay monthly churn	1.7%	1.8%	1.7%	1.7%	(0.1)%	(6)%	—%	—%
ARPU (4)	$13.90	$13.48	$13.75	$13.24	$0.42	3%	$0.51	4%
SAC, per installation	$21.01	$23.67	$22.62	$26.50	$(2.66)	(11)%	$(3.88)	(15)%

Pandora
Self-pay subscribers	33	20	343	518	13	65%	(175)	(34)%
Paid promotional subscribers	(688)	759	(711)	759	(1,447)	(191)%	(1,470)	(194)%
Net additions	(655)	779	(368)	1,277	(1,434)	(184)%	(1,645)	(129)%
Weighted average number of subscribers	6,753	6,270	6,778	5,865	483	8%	913	16%
ARPU	$6.46	$6.68	$6.56	$6.51	$(0.22)	(3)%	$0.05	1%
Ad supported listener hours (in billions)	3.32	3.59	10.23	11.30	(0.27)	(8)%	(1.07)	(9)%
Advertising revenue per thousand listener hours (RPM)	$85.33	$77.84	$75.96	$67.14	$7.49	10%	$8.82	13%
Licensing costs per thousand listener hours (LPM)	$39.05	$37.80	$37.83	$36.99	$1.25	3%	$0.84	2%
Licensing costs per paid subscriber (LPU)	$4.09	$4.51	$4.07	$4.64	$(0.42)	(9)%	$(0.57)	(12)%

Total Company
Adjusted EBITDA	$657	$585	$1,841	$1,539	$72	12%	$302	20%
Free cash flow	$465	$288	$1,239	$1,101	$177	61%	$138	13%
nm - not meaningful

(1)	Includes Pandora's results for the nine month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.

(2)	Includes Pandora's pre-acquisition results for the period July 1, 2018 through September 30, 2018.

(3)	Includes Pandora's pre-acquisition results for the period January 1, 2018 through September 30, 2018.

(4)
ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 and $30 for the three months and $116 and $81 for the nine months ended September 30, 2019 and 2018, respectively.

Glossary

Monthly active users - the number of distinct registered users on the Pandora services, including subscribers, that have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of monthly active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service.

Average self-pay monthly churn - the Sirius XM monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019 and the nine months ended September 30, 2018, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Net income:	$246	$343	$671	$925
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	25	69
Acquisition and other related costs (1)	—	—	83	—
Share-based payment expense (3)	65	29	171	100
Depreciation and amortization	118	76	344	222
Interest expense	104	86	291	263
Loss on extinguishment of debt	56	—	57	—
Other expense (income)	—	42	2	(82)
Income tax expense	70	12	227	162
Purchase price accounting adjustments:
Revenues	2	2	6	6
Operating expenses	(4)	—	(11)	—
Pro forma adjustments (2)	—	(5)	(25)	(126)
Adjusted EBITDA	$657	$585	$1,841	$1,539

(1)	Acquisition and other related costs include $21 of share-based compensation expense.

(2)
Pro forma adjustment for three months ended September 30, 2018 includes Pandora's Net income for the three months ended September 30, 2018 of $(64) plus Depreciation and amortization of $16, Share-based payment expense of $29, and Interest expense of $7, transaction related costs recorded by Pandora related to the acquisition by Sirius XM $9, offset by Other expense (income) of $2. Pro forma adjustment for the nine months ended September 30, 2019 includes Pandora's January 2019 Net income of $(44) plus

Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2 offset by Other expense (income) of $1. Pro forma adjustment for nine months ended September 30, 2018 includes Pandora's Net income for the nine months ended September 30, 2018 of $(287) plus Depreciation and amortization of $44, Share-based payment expense of $83, Loss on extinguishment of debt of $17, and Interest expense of $21, transaction related costs recorded by Pandora related to the acquisition by Sirius XM $9, offset by Other expense (income) of $6 and Income tax benefit of $7.

(3)	Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Programming and content	$8	$2	$22	$21
Customer service and billing	1	1	3	3
Transmission	2	1	5	4
Sales and marketing	23	7	57	18
Engineering, design and development	15	5	37	13
General and administrative	16	13	47	41
Total share-based payment expense	$65	$29	$171	$100

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows for acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Cash Flow information
Net cash provided by operating activities	$544	$352	$1,485	$1,346
Net cash provided by (used in) investing activities	$(83)	$(67)	$126	$(251)
Net cash used in financing activities	$(597)	$(302)	$(1,586)	$(1,117)
Free Cash Flow
Net cash provided by operating activities	$544	$352	$1,485	$1,346
Additions to property and equipment	(79)	(64)	(239)	(238)
Purchases of other investments	—	—	(7)	(7)
Free cash flow	$465	$288	$1,239	$1,101

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services), advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(costs in millions and installs in thousands)	2019	2018	2019	2018
Subscriber acquisition costs, excluding connected vehicle services	$101	$109	$313	$352
Less: margin from sales of radios and accessories, excluding connected vehicle services	(38)	(33)	(106)	(89)
	$63	$76	$207	$263
Installations	2,998	3,227	9,153	9,920
SAC, per installation (a)	$21.01	$23.67	$22.62	$26.50

(a)	Amounts may not recalculate as a result of rounding.
Ad supported listener hours - is based on the total bytes served over our advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest audio entertainment company, and the premier programmer and platform for subscription- and advertising-supported audio products. With the recent addition of Pandora, the largest streaming music provider in the U.S., SiriusXM reaches more than 100 million people with its audio products. For more about the new SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract or increase the number of subscribers, which is uncertain; our ability to profitably attract and retain more price-sensitive consumers; failure to protect the security of personal information about our customers; interference to our service from wireless operations; a decline in the effectiveness of our extensive marketing efforts; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives, including the acquisition of Pandora Media, Inc.; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; damage to our studios, networks or other three facilities as a result of terrorism or natural catastrophes; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, in each case, as filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com